           Exhibit 99.1

Aqua Metals Produces High-Value Minerals at Pilot Plant, Secures Site to Expand Commercial Operations, During First Quarter of 2023

Achievements in low-carbon battery materials by Aqua Metals propel partnership with cathode manufacturer 6K Energy

RENO, Nev., May 4, 2023 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) (“Aqua Metals" or the "Company”), a pioneer in sustainable lithium battery recycling, today announced financial results and provided a business update for the first quarter ended March 31, 2023.

First Quarter and Recent Highlights:

●

Announced a non-recurring engineering agreement (NRE) and long-term partnership with 6K Energy to develop next-generation low-carbon, cathode active material (CAM) precursors, to create a domestic supply chain for critical battery materials.

●	Secured a five-acre campus site, capable of processing more than 20 million pounds of lithium-ion batteries annually, including an existing facility to expand operations.

●

Recovered high-purity copper, lithium hydroxide, and nickel from black mass using its proprietary LiAquaRefining™ process, establishing the only operational sustainable lithium battery recycling facility in North America.

●	Strengthened balance sheet with the final $12 million payment received from Comstock Inc. for previously owned property providing sufficient cash balances to execute 2023 plans.

“This was a quarter of significant operational progress, as we have further proven our pilot-scale facility, and set the stage for the important next phase of our evolution by securing a five-acre campus,” commented Steve Cotton, President and Chief Executive Officer of Aqua Metals. “At our pilot facility, we have successfully recovered a wide-range of high-value, high-purity minerals and finished products, while demonstrating our growing capabilities to potential customers and partners.”

Mr. Cotton continued, “We also secured our next home during the quarter, identifying and securing the ideal site, a five-acre campus in close proximity to leading battery manufacturers. This site, which includes an existing building capable of recycling 3,000 tons of lithium battery ‘black mass’ annually, has the potential to be expanded to 10,000 tons total as our business grows. And to demonstrate our progress, this week we announced a development partnership with 6K Energy and signed a letter of intent to supply their first-of-kind PlusCAM cathode manufacturing facility in Jackson, TN that is planned to produce 13,000 tons of cathode material each year. Upon successful development, this transaction represents a large, multi-million dollar revenue opportunity for Aqua Metals.”

2023 Q1 Financial Results

During the first quarter of 2023, Aqua Metals continued to focus on its ability to recycle metals found in lithium-ion batteries. The Company was not in commercial-scale production during 2022 and, as a result, generated no revenue during the first quarter.

Cost of product sales increased by approximately 7% during the quarter to $1.1 million compared to approximately $1 million in Q1 2022.

Research and development costs included expenditures related to progressing the Lithium-ion battery recycling technology. Research and development cost decreased approximately 19% during the first quarter compared to the same period in 2022, which is what we expected as we move from development to commercialization of our AquaRefining technology.

General and administrative expenses increased approximately 8.7% for the three months ended March 31, 2023, compared to the three months ended March 31, 2022.

For the first quarter 2023, the Company had an operating loss of $4.5 million, compared to an operating loss of $4.3 million for the first quarter of 2022. The net loss for the first quarter of 2023 was $4.6 million, or $(0.06) per basic and diluted share, compared to a net loss of $4.4 million, or $(0.06) per basic and diluted share, for the first quarter of 2022.

As of March 31, 2023, the Company had $3.4 million in cash and cash equivalents. Total cash used in operations for the first three months of 2023 was $2.9 million.

Conference Call and Webcast

The Company will hold a conference call to discuss those results and corporate developments today at 4:30 p.m. ET. Investors can access the live call by dialing 877-407-9708 toll-free or 201-689-8259 for international callers. A live webcast and replay of the earnings conference call will be available via the company website and can be found at https://ir.aquametals.com/ir-calendar. A telephone replay will be available until November 2, 2023, by dialing 877-660-6853 or 201-612-7415 and using pin number 13738033.

Additional Resources

Learn more about Aqua Metals’ Li AquaRefining Pilot and see updates at www.aquametals.com/pilot-recycling-hub

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented AquaRefining™ technology. The company is pioneering a sustainable recycling solution for materials strategic to energy storage and electric vehicle manufacturing supply chains. AquaRefining™ is a low-emissions, closed-loop recycling technology that replaces polluting furnaces and hazardous chemicals with electricity-powered electroplating to recover valuable metals and materials from spent batteries with higher purity, lower emissions, and minimal waste. Aqua Metals is based in Reno, NV and operates the first sustainable lithium battery recycling facility at the company’s Innovation Center in the Tahoe-Reno Industrial Center.

To learn more, please visit www.aquametals.com

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for our pilot recycling plant, our ability to recycle lithium-ion batteries and the expected benefits of recycling lithium-ion batteries. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not be able to acquire the funding necessary to develop our recently acquired five-acre campus; (2) the risk that we may not be able to develop the recycling facility on the five-acre campus within the expected time or at all; (3) even if we are able to develop the recycling facility, the risk that we may not realize the expected benefits; (4) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative in spite of the perceived benefits of AquaRefining; (5) the risk that we may not realize the expected economic benefits from any licenses we may enter into; and (6) those other risks disclosed in the section "Risk Factors" included in our Quarterly Report on Form 10-Q filed on May 4, 2023. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Contact Information:

Investor Relations

Contact: Robert Meyers, FNK IR

646-878-9204

aqms@fnkir.com

Media

Contact: Ariane Wolff, Warner Communications

978-729-3542

ariane@warnerpr.com

Source: Aqua Metals

AQUA METALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
	(unaudited)	(Note 2)
ASSETS
Current assets
Cash and cash equivalents	$3,355	$7,082
Accounts receivable	—	12
Lease receivable, current portion	15,244	15,527
Inventory	302	278
Assets held for sale	—	47
Prepaid expenses and other current assets	286	263
Total current assets	19,187	23,209

Non-current assets
Property, plant and equipment, net	11,894	7,343
Intellectual property, net	416	461
Investment in LINICO	2,000	2,000
Other assets	463	489
Total non-current assets	14,773	10,293

Total assets	$33,960	$33,502

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$770	$1,075
Accrued expenses	1,508	1,780
Building purchase deposit	3,250	3,250
Lease liability, current portion	312	307
Notes payable, current portion	5,945	5,899
Total current liabilities	11,785	12,311

Non-current liabilities
Lease liability, non-current portion	197	275
Notes payable, non-current portion	2,902	—
Total liabilities	14,884	12,586

Commitments and contingencies (see Note 13)

Stockholders’ equity
Common stock; $0.001 par value; 200,000,000 shares authorized; 83,180,801 and 79,481,751 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	83	79
Additional paid-in capital	223,453	220,114
Accumulated deficit	(203,883)	(199,277)
Treasury stock, at cost; common shares: 510,632 and nil as of March 31, 2023 and December 31, 2022, respectively	(577)	—
Total stockholders’ equity	19,076	20,916

Total liabilities and stockholders’ equity	$33,960	$33,502

AQUA METALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2023	2022

Operating cost and expense
Plant operations and clean up	$1,065	$994
Research and development cost	445	551
General and administrative expense	3,006	2,765
Total operating expense	4,516	4,310

Loss from operations	(4,516)	(4,310)

Other income and (expense)
Gain (loss) on disposal of property, plant and equipment	20	(150)
Interest expense	(176)	—
Interest and other income	66	52

Total other expense, net	(90)	(98)

Loss before income tax expense	(4,606)	(4,408)

Income tax expense	—	(2)

Net loss	$(4,606)	$(4,410)

Weighted average shares outstanding, basic and diluted	81,285,740	71,927,523

Basic and diluted net loss per share	$(0.06)	$(0.06)